Exhibit 10.dd
SEVERANCE AGREEMENT
     THIS SEVERANCE AGREEMENT (the “Agreement”), is made and entered into effective as of                      ___, 2008 between POLARIS INDUSTRIES INC., a Minnesota corporation (the “Company”), and                      (the “Employee”).
R E C I T A L S:
     WHEREAS, Employee has been and currently is employed by the Company; and
     WHEREAS, as an inducement to continue employment and to enhance the loyalty and performance of Employee with the Company, the Company desires to provide the Employee with certain compensation and benefits in the event a termination of employment under the circumstances set forth herein.
     NOW, THEREFORE, in consideration of the mutual premises and agreements set forth herein, the parties hereby agree as follows:
          1. Definitions. As used in this Agreement, these terms shall have the following meanings:
          (a) Cause. For purposes of this Agreement only, “Cause” means (i) repeated violations of the Employee’s employment obligations (other than as a result of incapacity due to physical or mental illness), which are demonstrably willful and deliberate on Employee’s part and which are not remedied in a reasonable period after written notice from the Company specifying such violations; or (ii) conviction for (or plea of nolo contendere to) a felony.
          (b) Change in Control. A “Change in Control” shall be deemed to have occurred if, prior to the Termination Date (as defined below):
          (i) Any election has occurred of persons to the Board that causes at least one-half of the Board to consist of persons other than (x) persons who were members of the Board on January 1, 2007 and (y) persons who were nominated for election by the Board as members of the Board at a time when more than one-half of the members of the Board consisted of persons who were members of the Board on January 1, 2007; provided, however, that any person nominated for election by the Board at a time when at least one-half of the members of the Board were persons described in clauses (x) and/or (y) or by persons who were themselves nominated by such Board shall, for this purpose, be deemed to have been nominated by a Board composed of persons described in clause (x) (persons described or deemed described in clauses (x) and/or (y) are referred to herein as “Incumbent Directors”); or

          (ii) The acquisition in one or more transactions, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a number of Company Voting Securities equal to or greater than 35% of the Company Voting Securities unless such acquisition has been designated by the Incumbent Directors as an acquisition not constituting a Change in Control for purposes hereof; or
          (iii) A liquidation or dissolution of the Company; or a reorganization, merger or consolidation of the Company unless, following such reorganization, merger or consolidation, the Company is the surviving entity resulting from such reorganization, merger or consolidation or at least one-half of the Board of Directors of the entity resulting from such reorganization, merger or consolidation consists of Incumbent Directors; or a sale or other disposition of all or substantially all of the assets of the Company unless, following such sale or disposition, at least one-half of the Board of Directors of the transferee consists of Incumbent Directors.
As used herein, “Company Voting Securities” means the combined voting power of all outstanding voting securities of the Company entitled to vote generally in the election of the Board.
          (c) Change in Control Termination. “Change in Control Termination” shall have the meaning set forth in Paragraph 2.
          (d) Good Reason. “Good Reason” means (i) the assignment to Employee of any duties inconsistent in any material respect with Employee’s position or any material reduction in the scope of the Employee’s authority and responsibility; (ii) there is a material reduction in Employee’s base compensation; (iii) there is a material change in the geographic location of the Employee’s principal place of employment; or (iv) the Company otherwise fails to perform any of its material obligations to Employee. The Employee must give the Company notice of the existence of Good Reason during the 90-day period beginning on the date of the initial existence of Good Reason. If the Company remedies the condition giving rise to Good Reason within 30 days thereafter, Good Reason shall not exist and the Employee will not be entitled to terminate employment for Good Reason.
          (e) Incentive Compensation Award. “Incentive Compensation Award” shall have the meaning set forth in the LTIP.
          (f) Incentive Compensation Award Period. “Incentive Compensation Award Period” shall have the meaning set forth in the LTIP.
          (g) LTIP. “LTIP” means the Polaris Industries Inc. Long Term Incentive Plan.

          (h) Non-Change in Control Termination. “Non-Change in Control Termination” shall have the meaning set forth in Paragraph 3.
          (i) Participant. “Participant” shall have the meaning set forth in the LTIP.
          (j) Senior Executive Incentive Plan. “Senior Executive Incentive Plan” means the Polaris Industries Inc. Senior Executive Annual Incentive Plan.
          (k) Termination Date. “Termination Date” means the date on which the Employee’s employment with the Company is terminated.
          2. Termination upon Change in Control. If a Change in Control occurs and, upon or within twenty-four (24) months after such Change in Control, the Employee terminates his or her employment for Good Reason or the Employee’s employment is terminated by the Company for any reason other than for Cause (a “Change in Control Termination”), then the Employee shall be entitled to the following severance benefits:
          (a) Termination Payment upon Change in Control. The Company shall pay the Employee a lump sum cash payment, no later than thirty (30) days after the Termination Date, in an amount equal to (i) two times Employee’s average annual cash compensation (including base salary and cash bonuses, but excluding the award or exercise of stock options or stock grants) for the three fiscal years (or lesser number of fiscal years if the Employee’s employment has been of shorter duration) of the Company immediately preceding the Change in Control Termination, plus (ii) the amount of the Employee’s earned but unused vacation time. If the Employee is a “specified employee” (within the meaning of Section 409A of the Internal Revenue Code and the regulations thereunder), and if the amount otherwise payable to the Employee under this Paragraph 2(a) during the six-month period beginning on the Termination Date exceeds two times the limitation applicable as of the Termination Date under Section 401(a)(17) of the Internal Revenue Code, then such excess amount shall be paid at the end of such six-month period.
          (b) Unpaid Annual Bonus Payment for Prior Fiscal Year upon Termination upon Change in Control. If the Termination Date occurs before a cash incentive award under the Senior Executive Incentive Plan for work performed in any preceding fiscal year has been paid, the Company shall, in addition to the payment to be made pursuant to Paragraph 2(a), pay to the Employee the amount of the Employee’s cash incentive award under the Senior Executive Incentive Plan for such preceding fiscal year as soon as it is determinable and such amount shall be included in the calculation of the payment to be made pursuant to Paragraph 2(a). Notwithstanding the foregoing regarding the payment of an unpaid cash incentive award for performance in a prior fiscal year, no cash incentive award under the Senior Executive Incentive Plan or otherwise shall be paid for performance during any part of the fiscal year in which the Termination Date occurs.

          3. Non-Change in Control Termination. Notwithstanding the foregoing, if the Employee’s employment is terminated by the Company for any reason other than for Cause (a “Non-Change in Control Termination”), and such termination does not occur upon or within twenty-four (24) months after a Change in Control such that a Change in Control Termination shall have occurred, then the Employee shall, subject to the conditions set forth in Paragraph 4, be entitled to the following severance benefits:
          (a) Non-Change in Control Termination Payment. The Company shall pay the Employee (i) an amount equal to the sum of (A) the Employee’s annual base salary as of the Termination Date plus (B) the amount of the cash incentive award that was paid to the Employee under the Senior Executive Incentive Plan for work performed in the fiscal year immediately preceding the fiscal year in which the Termination Date occurs, which amount shall be payable over a period of one year beginning on the Termination Date in periodic installments in accordance with the Company’s normal payroll practices, and (ii) a lump cash payment, no later than thirty (30) days after the Termination Date, in an amount equal to the Employee’s earned but unused vacation time. If the Employee is a “specified employee” (within the meaning of Section 409A of the Internal Revenue Code and the regulations thereunder), and if the amount otherwise payable to the Employee under this Paragraph 3(a) during the six-month period beginning on the Termination Date exceeds two times the limitation applicable as of the Termination Date under Section 401(a)(17) of the Internal Revenue Code, then such excess amount shall be paid at the end of such six-month period.
          (b) Unpaid Annual Bonus Payment for Prior Fiscal Year upon Non-Change in Control Termination. If the Termination Date occurs before a cash incentive award under the Senior Executive Incentive Plan for work performed in any preceding fiscal year has been paid, the Company shall, in addition to the payments to be made pursuant to Paragraph 3(a), pay to the Employee the amount of the Employee’s cash incentive award under the Senior Executive Incentive Plan for such preceding fiscal year as soon as it is determinable and such amount shall be included in the calculation of the payment to be made pursuant to Paragraph 3(a). Notwithstanding the foregoing regarding the payment of an unpaid cash incentive award for performance in a prior fiscal year, no cash incentive award under the Senior Executive Incentive Plan or otherwise shall be paid for performance during any part of the fiscal year in which the Termination Date occurs.
          (c) LTIP Payment. If the Termination Date occurs before the Employee receives payment of an Incentive Compensation Award, the Employee shall receive payment with respect to such Incentive Compensation Award, in the same form and at the same time as would have otherwise been payable to him or her as a Participant in the LTIP (notwithstanding the provisions of Section 11 of the LTIP) had he or she remained employed by the Company through the end of the Incentive Compensation Award Period applicable to such Incentive Compensation Award and had he or she been employed on the date on which such Incentive Compensation Award is paid. The amount payable to the Employee with respect to such Incentive Compensation Award pursuant to this Paragraph 3 shall be equal to the amount that would otherwise have been payable to the Employee with respect to such Incentive Compensation Award had the Employee remained continuously employed by the Company through the end of the Incentive Compensation Award Period and had he or she been employed on the date on which such Incentive Compensation Award is paid, multiplied by a fraction, the numerator of which is the number of full calendar years of the Incentive Compensation Award Period prior to the Termination Date, and the denominator of which is three.
          (d) COBRA Premium. If the Employee elects to receive COBRA benefits upon termination the Company shall pay the premium for coverage of the Employee and the Employee’s eligible spouse and/or dependents under the Company’s group health plan(s) pursuant to the Consolidated Omnibus Budget Reconciliation Act for the one-year period beginning on the Termination Date.
          (e) Outplacement Counseling. The Company shall provide the Employee with reasonable executive outplacement services, in accordance with Company policies for senior executives as in effect on the Termination Date.
          (f) Lapse of Restrictions on Performance Based Restricted Share Awards. Notwithstanding the terms of any agreement pursuant to which performance-based restricted shares awards have been granted to the Employee by the Company, all restrictions applicable to such awards shall lapse immediately upon the Termination Date if the measurement period and performance goals applicable thereto have been achieved on or before the Termination Date.
          (g) Eligibility for Early Retirement Benefits. The Employee shall be treated as an “early retiree” and shall be eligible for all benefits under the Company’s Early Retiree Benefit Plan for Officers without regard to age or time in service requirements.
          4. Condition to Receipt of Severance Benefits under Paragraph 3. As a condition to receiving any severance benefits in connection with a Change in Control Termination under Paragraph 2 or in connection with a Non-Change in Control Termination under Paragraph 3, the Employee shall execute a general waiver and release (the “Waiver and Release”) in substantially the form attached hereto as Exhibit A. The Waiver and Release shall become effective in accordance with the rescission provisions set forth therein.
          5. Benefits in Lieu of Severance Pay. The severance benefits provided for in Paragraphs 2 and 3 are in lieu of any benefits that would otherwise be provided to the Employee under any Company severance pay policy or practice and the Employee shall not be entitled to any benefits under any Company severance pay policy or practice in the event that severance benefits are paid hereunder.
          6. Rights in the Event of Dispute. In the event of a Change of Control Termination, if there is a claim or dispute arising out of or relating to this Agreement or any breach thereof, regardless of the party by whom such claim or dispute is initiated, the Company shall, in connection with settlement in the Employee’s favor of any such matter or upon payment of any judgment entered in the Employee’s favor, upon presentation of appropriate vouchers, pay all legal expenses, including reasonable attorneys’ fees, court costs, and ordinary and necessary out-of-pocket cost of attorneys, billed to and payable by the Employee or by anyone claiming under or through the Employee.
          7. Other Benefits. The benefits provided under this Agreement shall, except to the extent otherwise specifically provided herein, be in addition to, and not in derogation or diminution of, any benefits that Employee or his or her beneficiary may be entitled to receive under any other contract, plan or program now or hereafter maintained by the Company, or its subsidiaries, including any and all stock options and restricted stock award agreements.
          8. Effect on Employment. Neither this Agreement nor anything contained herein shall be construed as conferring upon Employee the right to continue in the employment of the Company or any of its affiliates, or as interfering with or limiting the right of the Company to terminate the Employee’s employment with or without cause at any time.
          9. Limitation in Action. Prior to the occurrence of a Change in Control, Employee shall have no rights under Paragraph 2 of this Agreement and the Board shall have the power and the right, within its sole discretion, to rescind, modify or amend Paragraph 2 of this Agreement without the consent of Employee. In all other cases, and notwithstanding the authority granted to the Board to exercise any discretion to rescind, modify or amend Paragraph 2 of this Agreement contained herein, the Board will not, following a Change in Control, have the power or right to exercise such authority or otherwise take any action that is inconsistent with the provisions of this Agreement.
          10. Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform its obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if no succession had taken place unless, in the opinion of legal counsel mutually acceptable to the Company and the Employee, such obligations have been assumed by the successor as a matter of law. The Employee’s rights under this Agreement shall inure to the benefit of, and shall be enforceable by, the Employee’s legal representative or other successors in interest, but shall not otherwise be assignable or transferable.
          11. Severability. If any provision of this Agreement or the application thereof is held invalid or unenforceable, the invalidity or unenforceability thereof shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.
          12. Survival. The rights and obligations of the parties pursuant to this Agreement shall survive the termination of the Employee’s employment with the Company to the extent that any performance is required hereunder after such termination.
          13. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Minnesota, without giving effect to the conflicts of law provisions thereof.

          14. Notices. All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person (in the Company’s case, to its Secretary) or 48 hours after deposit thereof in the U.S. mails, postage prepaid, addressed, in the case of the Employee, to his last known address as carried on the personnel records of the Company and, in the case of the Company, to the corporate headquarters, attention of the Secretary, or to such other address as the party to be notified may specify by written notice to the other party.
          15. Amendments and Construction. Except as set forth in Paragraph 9, this Agreement may only be amended in a writing signed by the parties hereto. Paragraph headings are for convenience only and shall not be considered a part of the terms and provisions of the Agreement.
          16. Restatement of Change in Control Agreement. This Agreement amends and restates, in its entirety, the Change in Control Agreement, dated                      ___, 2007, between the Company and the Employee and neither the Company nor the Employee shall have any rights or obligations under such Change in Control Agreement from and after the date hereof.
          17. Non-Competition Agreement. The Non-Competition Agreement currently in effect between the Employee and the Company remains in full force and effect and nothing contained herein is intended to amend or modify the provisions of that agreement or any replacements thereof.
     IN WITNESS WHEREOF, the parties have duly executed this Severance Agreement as of the day and year first written above.

POLARIS INDUSTRIES INC.		EMPLOYEE

By:
	Michael W. Malone	Name:
	Vice President-Finance, Chief Financial Officer and Secretary	SSN:

EXHIBIT A
GENERAL RELEASE
This Release (hereafter, “Agreement”) is made and entered into this                     day of                     , 2008, by and between                      (hereafter, the “Employee”) and Polaris Industries Inc., a Minnesota corporation (hereafter, the “Company”).
WHEREAS, the Company and the Employee are parties to that certain Severance Agreement, dated as of                                          , 2008 (the “Severance Agreement”), pursuant to which the Employee is entitled to certain severance benefits in the event of a Change in Control Termination or a Non-Change in Control Termination (each as defined in the Severance Agreement); and
     WHEREAS, the Company and the Employee agree and acknowledge that the Employee has become entitled to severance benefits specified in the Severance Agreement in connection with a Change in Control Termination or Non-Change in Control Termination; and
     WHEREAS, under the Severance Agreement, as a condition to receipt of severance benefits in connection with a Change in Control Termination or Non-Change in Control Termination, Employee has agreed to execute this Agreement in order to settle, compromise, and resolve fully and finally any and all claims and disputes with respect to the Company, whether known or unknown, which exist or could exist.
NOW, THEREFORE, in consideration of the mutual promises and covenants established in this Agreement, the parties agree as follows:
B. TERMINATION DATE
The Employee’s effective date of termination of employment is                                          (the “Effective Date”).
C. VOLUNTARY RELEASE
In return for the benefits set forth in the Severance Agreement, the Employee, on behalf of Employee, Employee’s heirs, executors, family members, beneficiaries, assignees, administrators, successors, and executors or anyone acting or claiming to act on the Employee’s behalf, hereby releases and forever discharges the Company and all divisions, parent, subsidiaries, and successors, and all affiliated organizations, companies, foundations, and other corporations as well as past and present employees, agents, officials, officers, directors, Board members and representatives, both individually and in their representative capacities, from any and all claims or causes of action of any type, both known or unknown, asserted and unasserted, direct and indirect, and of any kind, nature, or description whatsoever, under any local, state, or federal law(s), or the common law of the State of Minnesota, arising or such may have arisen at any time up to and including the Effective Date which date is set forth in Section I of this Agreement. This includes, but is not limited to, any and all claims arising from the Employee’s employment with the Company and the termination of that employment, including claims arising under any applicable state Human Rights laws, Title VII of the 1964 Civil Rights Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Federal, Minnesota State Fair Labor Standards Acts, the Employee Retirement Income Security Act, and any other local, state, or federal law(s) relating to illegal discrimination in the workplace on the basis of race, religion, disability, sex, age, or other characteristics or traits, as well as any claims that the Employee may have been wrongfully discharged, that an employment contract has been breached, that the Employee has been harassed or otherwise treated unfairly during employment, or that the Employee has been defamed in any fashion. This release includes any claims for attorneys’ fees that the Employee has or may have had. The Employee acknowledges that the severance benefits set forth the Severance Agreement constitute adequate consideration for this release.
The Employee also understands that while the Employee retains the right to pursue an administrative action through an agency such as the Equal Employment Opportunity Commission or the Minnesota Department of Human Rights, the Employee is releasing, and does hereby release, any claims for monetary damages, by such administrative charge or otherwise, whether brought by the Employee on the Employee’s own behalf or by any other party, governmental or otherwise.
D. NON-ADMISSION
It is understood and agreed that this Agreement does not constitute an admission by the Company of any liability, wrongdoing, or violation of any law. Further, the Company expressly denies any wrongdoing of any kind whatsoever in its actions and dealings with the Employee.
E. COMPANY PROPERTY, EQUIPMENT & MONEY OWED
The Employee agrees to immediately return all records, programs, information and Company product and property assigned, loaned or otherwise in Employee’s possession including demo or management units, cell phones and laptop computers except as specifically set forth herein. In addition, the Employee agrees to reimburse the Company for expense account advances less any expenses incurred prior to the Effective Date. This includes payment for outstanding personal account balances, business equipment, and demo units assigned in Employee’s name.
F. CONFIDENTIALITY AND NONDISPARAGEMENT
The Employee agrees not to make any disparaging or negative remarks, either orally or in writing, regarding the Company or any affiliated divisions or corporations, as well as any past or present Board members, officers, employees, or agents of the Company or any affiliated entities. The Employee acknowledges that this term is a material part of the Severance Agreement. In the event it is determined that the employee has breached this provision, the Company, at its option, may declare the Severance Agreement void and without effect, and the Employee shall be obligated to immediately return the severance benefits paid to Employee under the Severance Agreement.

Employee acknowledges Employee’s ongoing obligation to not disclose the Company’s confidential and proprietary information to any third parties in accordance with Company policies. This obligation survives the termination of the Employee’s employment.
G. AGREEMENT TO COOPERATE
The Employee hereby agrees that the Employee shall cooperate and assist the Company to the extent necessary to assist the Employee’s counsel or the Company in handling any claims made against it by employees, former employees or third parties of which the Employee has some knowledge or information. The Employee further agrees that the Employee will not hereafter volunteer any information to third parties or their agents or representatives regarding claims that the party or any other person may have or could have against the Company, nor will the Employee in any way cooperate with any third party to assist in any way asserting a claim against the Company unless subpoenaed or ordered to do so by a court of competent jurisdiction.
H. OPPORTUNITY TO SEEK ADVICE
The Employee has been advised by the Company that the Employee has the right to consult with an attorney prior to signing this Agreement, and that Employee has forty five (45) days from the date on which the Employee receives this Agreement (noted below) to consider whether or not the Employee wishes to sign it. The date on which the Employee received this Agreement is accurately reflected on the line marked “DATE RECEIVED” on the signature page hereto. For acceptance of this Agreement to be effective, it must be in writing and hand delivered or mailed to Polaris Industries Inc., Attn:                     , 2100 Highway 55, Medina, MN 55340. If mailed, the acceptance must be postmarked within the 45-day period, properly addressed as set forth in the preceding sentence and sent by certified mail, return receipt requested. If delivered by hand, it must be given to                      within the 45-day period.
I. OPPORTUNITY TO CONSIDER
The Employee may cancel this Agreement within seven (7) days after the Employee has signed it for age related claims under the federal Age Discrimination in Employment Act or the Older Workers Benefit Protection Act or within fifteen (15) days after signing it for any claims under the Minnesota Human Rights Act (“MHRA”). The Employee understands and agrees that this Agreement does not become effective or enforceable until after the rescission period has passed. For cancellation to be effective, it must be in writing and hand delivered or mailed to Polaris Industries Inc., Attn:                     , 2100 Highway 55, Medina, MN 55340. If mailed, the cancellation must be postmarked within the 7-day (federal age claims) or 15-day (MHRA claims) period, properly addressed as set forth in the preceding sentence and sent by certified mail, return receipt requested. If delivered by hand, it must be given to                      within the 7-day (federal age claims) or 15-day (MHRA claims) period.
J. NON ASSIGNMENT
The parties agree that this Agreement will not be assignable by either party unless the other party first agrees in writing.

K. COUNTERPARTS
This Agreement may be signed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same document.
L. SEVERABILITY CLAUSE
In the event that any provision of this Agreement shall be held void or unenforceable by a court of competent jurisdiction which is affirmed on appeal, said judgment shall not affect, impair, or invalidate the remainder of this Agreement unless the provision declared totally or partially unenforceable destroys the release of claims provided to the Company in Section II.
M. COMPREHENSIVE NATURE OF AGREEMENT AND DRAFTSMANSHIP
This Agreement contains the entire agreement between the Employee and the Company regarding the subject matter herein except for the non-competition agreement between Company and Employee executed in conjunction with the stock options or restricted stock awarded to Employee and the agreement evidencing such awards, which remain in full force and effect in accordance with and subject to their respective terms and conditions. Employee acknowledges that the Employee has been advised in writing to consult the Employee’s own attorney; that the Employee has had an opportunity to consult with the Employee’s own attorney regarding the terms of this Agreement; that the Employee has read and understands the terms of this Agreement; that the Employee is voluntarily entering into this Agreement to take advantage of the benefits offered; that the Employee’s execution of this Agreement is without coercion or duress of any kind; and that there have been no promises leading to the signing of this Agreement except those that have been expressly contained in this written document.
N. BANKRUPTCY
The Employee represents that the Employee is not a party to a pending personal bankruptcy, and that the Employee is legally able and entitled to receive the money being paid to the Employee by the Company pursuant to the Severance Agreement.
O. GOVERNING LAW
This Agreement will be construed and interpreted in accordance with the laws of the State of Minnesota. It is further agreed that any action initiated in connection with the interpretation of or adherence to the terms and provisions of this Agreement shall be venued solely and exclusively in state court in the State of Minnesota in the County of Hennepin. The parties to this Agreement agree and acknowledge that this Agreement shall be considered to have been drafted equally by each of the parties.
P. WAIVER; AMENDMENT
No waiver, amendment, modification, or other change of any term, condition, or provision of this Agreement shall be valid or have any force or effect unless made in writing and signed by the party hereto against whom such waiver, amendment, modification, or change shall operate or be enforced. No failure or delay on the part of any party in exercising any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof or of any other right, remedy, power, or privilege of such party under this Agreement; nor shall any single or partial exercise of any such right, remedy, power, or privilege preclude any other right, remedy, power, or privilege or further exercise thereof or the exercise of any other right, remedy, power, or privilege.
[Remainder of page intentionally blank; signature page follows.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement.
DATE RECEIVED BY THE EMPLOYEE:

Polaris Industries Inc.

BY:	Date: / /

ITS:

Employee

Signature:	/ /

Print Name:

Date Signed by the Employee